CONTACT:  Sharon G. Kebe                                   FOR IMMEDIATE RELEASE
          (513) 771-8287



                       GLOBE BUSINESS RESOURCES ANNOUNCES
                   A DEFINITIVE AGREEMENT FOR SALE OF COMPANY
                       AND RELEASES THIRD QUARTER EARNINGS



     CINCINNATI, January 14, 2000 - Earlier today it was announced that Globe Business Resources, Inc. (NASDAQ:GLBE) entered into a definitive agreement with Equity Residential Properties Trust (NYSE:EQR) for the sale of Globe for $13.00 per share (cash) upon closing and up to an additional $.50 per share post closing, upon final determination of costs, if any, relating to any potential breaches of certain representations and covenants. The agreement must be approved by Globe shareholders and is subject to customary closing conditions. Equity Residential is the largest publicly traded apartment company in America. Nationwide, Equity Residential owns or has an interest in 1,062 properties in 35 states consisting of 226,152 units.

     Globe's principals, Chairman and Chief Executive Officer, David D. Hoguet, and President and Chief Operating Officer, Blair D. Neller, will retain a minority interest in Globe and will continue to operate the business. "Equity Residential's over 225,000 multifamily units and over 750,000 residents offer a tremendous window of opportunity. We will harvest that opportunity while continuing to expand our relationships with our corporate customers across the industry," said Mr. Hoguet. Equity Residential's President and Chief Executive Officer, Douglas Crocker II, said, "We continue to build on our position as a leading provider of rental housing across the nation by selectively choosing opportunities that complement our business. We see tremendous potential for marketing synergies between Equity Residential and Globe, especially the use of Globe's 1-800-FOR-RENT(R) reservation system."

     Globe reported that for the third quarter of fiscal 2000, which ended November 30, 1999, diluted earnings per share were 8 cents (16 cents before nonrecurring items), as compared with 31 cents per share for the quarter ended November 30, 1998. Diluted earnings per share for the first nine months of fiscal 2000 were 58 cents (76 cents before nonrecurring items) as compared with 90 cents per share for the first nine months of fiscal 1999.

     Revenues of $39.3 million for the third quarter of fiscal 2000 increased 3% from $38.2 million in the third quarter of fiscal 1999. Revenues for the first nine months of fiscal 2000 reached $122.6 million, an 11% increase from $110.8 million for the first nine months of fiscal 1999. Corporate housing revenues, aided by acquisitions, reached $25.6 million and $80.8 million for the third quarter and first nine months of fiscal 2000, respectively, increases of 11% and 25%, respectively, versus the comparable fiscal 1999 periods.


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     Globe Business Resources,  Inc., is a leading consolidator in the temporary relocation industry. Doing business as Globe Corporate Stay International, the Company is the third largest operator in the corporate housing market, providing fully furnished short-term housing through an inventory of leased housing units to relocated, transferred and temporary personnel. Doing business as Globe Furniture Rentals, the Company is the third largest operator in the rent-to-rent segment of the furniture rental business renting and selling quality office and residential furniture to a variety of corporate and individual customers.

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